Exhibit 99.1

news release

February 27, 2012	For Immediate Release

Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2011 Earnings and Declares First Quarter 2012 Dividend

Key Highlights

(Q 4, 2011 compared to Q 4, 2010 except where noted)

•	Net written premiums of $101 million; up 29%

•	Lowest hazard group A (as defined by NCCI) up 4 points as a percent of in-force premiums and hazard group B up 1 point

•	Net earned premiums of $100 million; up 20%

•	Revenues of $138 million; up 22%

•	Fourth quarter results include a realized gain of $18 million

•	Book value (including deferred LPT gain) per share of $25.06; up 13%

•	Repurchased 3.25 million common shares in Q 4 2011

Reno, Nevada—February 27, 2012—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported fourth quarter net income of $19.4 million or $0.56 per diluted share compared with $20.1 million or $0.51 per diluted share in the fourth quarter of 2010, a decrease of $0.8 million in net income and an increase of $0.05 per share.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company’s non-GAAP measure described below) was $15.2 million or $0.44 per diluted share in the fourth quarter of 2011 and $15.4 million or $0.39 per diluted share in the fourth quarter of 2010.

Net income for the full year of 2011 was $47.8 million or $1.28 per diluted share compared with $62.8 million or $1.51 per diluted share for the full year 2010. Net income before the impact of the LPT deferred reinsurance gain was $30.6 million or $0.82 per diluted share in 2011 compared with $44.6 million or $1.07 per diluted share in 2010.

In the fourth quarter of 2011 relative to the third quarter of 2011 and, for the first time in recent years, the change in net rate was a positive 1% with improvements in a number of states including California, Tennessee, and Georgia. At December 31, 2011, the Company’s year over year change in net rate was a negative 1% compared with a negative 5% at December 31, 2010. The Company’s year over year change in total payroll exposure was a positive 24% compared with a negative 12% at December 31, 2010.

The fourth quarter 2011 combined ratio was 111.5% (115.7% before the impact of the LPT deferred reinsurance gain), compared with 107.6% (113.3% before the impact of the LPT deferred reinsurance gain) for the fourth quarter of 2010, an increase of 3.9 percentage points in the GAAP combined ratio. For the full year of 2011, the combined ratio was 114.2% (119.0% before the impact of the LPT deferred reinsurance gain), an increase of 7.4 percentage points from 106.8% (112.4% before the impact of the LPT deferred reinsurance gain) for the same period in 2010. Current accident year combined ratios were stable from 2010 to 2011.

President and Chief Executive Officer Douglas D. Dirks commented on the results: “Reflecting on this past year, we are pleased with what we have achieved in terms of reducing our underwriting and other operating expenses and growing premium. By year-end 2011, as a result of the growth initiatives we implemented in mid-2010, we added over 16,000 policies for an increase of 36% in policy count, increased net premiums written by 31% and added over 1,100 agents to our distribution pipeline. At the same time, year over year, our underwriting remained selective as we succeeded in shifting a larger percentage of our in force premium to the least hazardous groups “A” and “B” with increases in those groups totaling an aggregate of 5% at year-end. Hazard groups A and B represent 18% and 24%, respectively, of our total in-force premium at December 31, 2011. Our full year underwriting and other operating expenses decreased by 4% from cost control efforts and our continuing process improvements to drive efficiencies.”

Dirks continued: “In the fourth quarter, we repositioned the investment portfolio to achieve a number of strategic objectives. The majority of portfolio activity in the quarter was driven by changes in asset allocation which reduced tax-exempt municipal exposure, shortened duration, and added high dividend equities. Realized gains of approximately $18 million were from the sale of municipals and longer-term treasury, agency and corporate bonds.”

“The loss provision rate that we raised in the first quarter of 2011, primarily in response to losses and loss adjustment expenses in California, remained stable throughout the remainder of 2011. But with loss provision rates in the high seventies, the combined ratio was pressured throughout the year. We believe we have been appropriately conservative in terms of reserves. Reserving practices are critical, particularly for a mono-line carrier, and we set reserve levels in light of the long-term interests of policyholders, shareholders and the Company.”

Commenting on the balance sheet, Dirks added: “Book value per share increased 13% since December 31, 2010. At the same time, we returned nearly $93 million to stockholders through share repurchases during 2011.”

Looking ahead, Dirks concluded: “We expect increases in non-loss operating expenses in 2012 resulting from an accounting change in deferred acquisition costs (DAC) and growth in premiums. We currently estimate that our underwriting and other operating expenses will increase approximately $8 million as a result of the new DAC accounting guidance. Based on deferred acquisition costs in 2011, we expect these expenses in 2012 to be recorded as follows: approximately 47% in Q1, 31% in Q2, 16% in Q3 and the remaining 6% in Q4. Excluding the accounting change and costs related to premium growth, we estimate an annual increase in underwriting and other operating expenses to be in the low single digits. We continue to build scale going into this year and our change in net rate was positive in the fourth quarter of 2011 relative to the third quarter of 2011. While economic recovery coming out of the 2008-2009 recession continues to be a lengthy process, we are hearing anecdotal evidence that our markets are beginning to firm. We had good January 2012 renewal results across our regions.”

Fourth Quarter 2011 Comparison to Fourth Quarter 2010

Net premiums written increased 28.7% to $100.8 million in the fourth quarter of 2011 compared with $78.3 million in 2010. In-force premiums of $393.9 million at year-end 2011 increased 22.7% relative to year-end 2010.

Net premiums earned were $100.3 million, an increase of $16.7 million or 20.0% from the fourth quarter of 2010, primarily due to increases in policy count. Policy count is discussed in the full year review which follows the fourth quarter discussion.

Net investment income was $19.7 million compared with net investment income of $20.4 million in the fourth quarter of 2010. The decrease in the fourth quarter of 2011 was primarily due to a decrease in invested assets resulting from the return of capital to stockholders through common share repurchases and dividends in 2011.

Realized gains on investments increased to $18.2 million from $9.2 million in the fourth quarter of 2010. The increase in 2011 was largely attributable to the sale of securities associated with the rebalancing of the portfolio. In the fourth quarter of 2011, the portfolio was repositioned to reduce tax-exempt municipal exposure, to shorten duration, and to add high dividend equities.

Losses and loss adjustment expenses (LAE) were $73.7 million compared with $56.7 million in the fourth quarter of 2010 primarily as a result of increases in net premiums earned and the current accident year provision rate for losses which was 77.1% in the fourth quarter of 2011 compared with 73.5% in the fourth quarter of 2010. The increase in the loss provision rate was largely due to losses and LAE in California. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $77.8 million in the fourth quarter of 2011 and $61.4 million in the fourth quarter of 2010. Additionally, in the fourth quarter of 2010, the Company recorded a $0.9 million expense related to the write-off of reinsurance recoverables.

Commission expense was $13.1 million compared with $9.4 million, or $3.7 million higher than in the fourth quarter of 2010. Commission expense increased in the fourth quarter of 2011 due to agency incentives and higher net premiums earned. In the fourth quarter of 2010, we recorded a $3.0 million reduction in the estimate (accrual) of certain administrative fees due to Anthem Blue Cross under our joint marketing agreement and a $1.8 million commission fee to re-negotiate the terms of a reinsurance agreement with Clarendon National Insurance Company (Clarendon).

Dividends to policyholders were $0.7 million compared with $0.9 million in the fourth quarter of 2010.

Underwriting and other operating expenses were $24.4 million compared with $22.9 million in the fourth quarter of 2010, an increase of $1.5 million primarily as a result of increases in premium taxes and assessments related to increased net premiums earned. The increase was partially offset by salary, benefit and facility savings from cost control actions undertaken by management. Underwriting and other operating expenses include a restructuring charge of $0.9 million in the fourth quarter of 2010.

Interest expense was $0.9 million in the fourth quarter of 2011 compared with $0.9 million in the fourth quarter of 2010.

Income tax expense increased to $6.3 million in the fourth quarter of 2011 compared to $2.4 million in the fourth quarter of 2010 as a result of realized gains. The effective tax rate was 24.6% in the quarter compared to 10.5% in the prior year’s quarter.

Full Year 2011 Comparison to Full Year 2010

Net premiums earned of $363.4 million increased 12.9% from $321.8 million in the prior year primarily due to increases in policy count. Overall policy count increased 36.2% to 60,693 policies at December 31, 2011 from 44,561 policies at December 31, 2010. Average in-force policy size was $6,490 at December 31, 2011 compared with $7,200 at December 31, 2010.

Net investment income of $80.1 million in 2011 decreased 3.5% from $83.0 million in 2010 largely due to a slight decrease in invested assets resulting from common share repurchases and dividends paid to stockholders, as well as a slight decline in yield. The average pre-tax and tax equivalent yields on invested assets were 4.1% and 5.0%, respectively, at December 31, 2011 compared with 4.2% and 5.3%, respectively, at December 31, 2010. Duration of the portfolio was 4.2 in 2011 compared with 4.9 in 2010. Realized gains on investments were $20.2 million for the year compared with realized gains of $10.1 million in 2010. Realized gains occurred largely in the fourth quarter of 2011 as a result of a strategic rebalancing of our investment portfolio.

Losses and LAE increased to $264.7 million in 2011 from $194.8 million in 2010 primarily as a result of an increase in the current accident year loss estimate, increased earned premiums, and the impact of favorable prior accident year loss development in the first two quarters of 2010. The current accident year loss estimate was 77.2% in 2011 compared with 70.6% in 2010. Prior accident year loss development of $1.1 million in 2011 was entirely related to assigned risk business. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $281.8 million in 2011 and $213.0 million in 2010.

Commission expense in 2011 increased to $45.5 million from $38.5 million in 2010 largely due to the increase in net earned premiums.

Dividends to policyholders were $3.4 million in 2011 compared with $4.3 million in 2010.

Underwriting and other operating expenses of $101.6 million in 2011 decreased $4.5 million or 4.2% compared with 2010. Active cost management resulted in decreases in total compensation and facilities of $8.0 million and $3.3 million, respectively, year over year. These decreases were partially offset by a $5.2 million increase in premium taxes and assessments in 2011 compared to 2010 and one-time charges totaling $1.2 million during 2011 for professional service fees related to acquisition due diligence activities. Excluding restructuring costs in 2010 and the one-time professional service fees incurred in 2011, underwriting and other operating expenses increased $0.5 million from 2010 to 2011.

Interest expense of $3.6 million in 2011 decreased from $5.7 million in 2010, primarily due to the expiration of an interest rate swap agreement associated with the Wells Fargo Credit Facility in 2010.

The income tax benefit in 2011 was $2.4 million compared with an income tax expense of $3.5 million in 2010. The effective tax rates for 2011 and 2010 were (5.3)% and 5.3%, respectively. The decreased tax expense from 2010 through 2011 was primarily due to increases in tax exempt income as a percentage of pre-tax net income over that period.

Debt, Capital Structure

Total outstanding debt at December 31, 2011, was $122 million with a debt to total capitalization ratio, including the deferred reinsurance gain – LPT Agreement, of 12.9%. As of December 31, 2011, the Company’s capital structure consisted of $90 million principal balance on the Wells Fargo Amended Credit Facility, $32 million in surplus notes maturing in 2034, and $827 million of stockholders’ equity including the deferred reinsurance gain – LPT Agreement.

Investments

Total invested assets were $2 billion at December 31, 2011. The Company’s investment portfolio, which is classified as available-for-sale, consisted of 95% fixed maturity securities and 5% equity securities at year-end 2011. Please see the prior discussions of portfolio strategy for more information concerning the portfolio strategy employed in 2011.

The Company is providing a list of portfolio securities by CUSIP in the Calendar of Events, Fourth Quarter “Investors” section of its web site at www.employers.com.

Common Share Repurchases and Dividends

In November of 2011, the Board of Directors authorized a $100 million expansion of the Company’s existing $100 million share repurchase program and extended the repurchase authority under the repurchase program through June 30, 2013. Since the inception of this repurchase program, the Company has repurchased over 7 million shares of common stock at an average price of $15.28 per share for a total of $107 million. At December 31, 2011, approximately $93 million remained available for share repurchases.

The Board of Directors declared a first quarter 2012 dividend of six cents per share. The dividend is payable on March 26, 2012 to stockholders of record as of March 12, 2012.

Conference Call and Web Cast; Form 10-K

The Company will host a conference call on Tuesday, February 28, at 8:00 a.m. Pacific Standard Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 50198084. International callers may dial (617) 801-6888.

EHI expects to file its Form 10-K for the fiscal year ended December 31, 2011, with the Securities and Exchange Commission (“SEC”) on Tuesday, February 28, 2012. The Form 10-K will be available without charge through the EDGAR system at the SEC’s web site and will also be posted on the Company’s website, www.employers.com, through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement. Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement. Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement. Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share. Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI’s public filings with the SEC, including the risks detailed in the Company’s Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business and results of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including increased loss costs in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, accounting changes, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC’s EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:

Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.

Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.

Copyright © 2012 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Revenues
Gross premiums written	$102,941	$80,214	$418,512	$322,277

Net premiums written	$100,789	$78,286	$410,038	$313,098

Net premiums earned	$100,268	$83,565	$363,424	$321,786
Net investment income	19,734	20,440	80,117	83,032
Realized gains on investments, net	18,178	9,237	20,161	10,137
Other income	247	49	452	649

Total revenues	138,427	113,291	464,154	415,604
Expenses
Losses and loss adjustment expenses	73,654	56,682	264,663	194,779
Commission expense	13,134	9,416	45,502	38,468
Dividends to policyholders	657	930	3,423	4,316
Underwriting and other operating expense	24,355	22,894	101,567	106,026
Interest expense	911	861	3,642	5,693

Total expenses	112,711	90,783	418,797	349,282

Net income before income taxes	25,716	22,508	45,357	66,322
Income tax (benefit) expense	6,332	2,359	(2,406)	3,523

Net income	$19,384	$20,149	$47,763	$62,799

Comprehensive income (loss)
Unrealized gains (losses) during the period (net of taxes of $24,602 and $4,292 for the periods ended December 31, 2011 and 2010, respectively)	$12,734	$(37,111)	$45,691	$6,910
Less: reclassification adjustment for realized gains in net income (net of taxes of $7,056 and $3,548 for the periods ended December 31, 2011 and 2010, respectively)	11,816	6,004	13,105	6,589

Other comprehensive income (loss), net of tax	918	(43,115)	32,586	321
Total comprehensive income (loss)	$20,302	$(22,966)	$80,349	$63,120

Reconciliation of net income to net income before impact of LPT Agreement
Net income	$19,384	$20,149	$47,763	$62,799
Less: Impact of LPT Agreement Amortization of deferred reinsurance gain – LPT Agreement	4,163	4,719	17,147	18,233

Net income before LPT Agreement	$15,221	$15,430	$30,616	$44,566

Employers Holdings, Inc

Consolidated Statements of Comprehensive Income

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Net income	$19,384	$20,149	$47,763	$62,799
Earnings per common share
Basic	$0.56	$0.51	$1.28	$1.52
Diluted	$0.56	$0.51	$1.28	$1.51
Weighted average shares outstanding
Basic	34,388,151	39,610,351	37,284,425	41,390,984
Diluted	34,522,369	39,745,471	37,424,065	41,465,242

Reconciliation of EPS to EPS before impact of the LPT Agreement

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Earnings per common share
Basic	$0.56	$0.51	$1.28	$1.52
Diluted	$0.56	$0.51	$1.28	$1.51
Earnings per common share attributable to the LPT Agreement
Basic	$0.12	$0.12	$0.46	$0.44
Diluted	$0.12	$0.12	$0.46	$0.44
Earnings per common share before the LPT Agreement
Basic	$0.44	$0.39	$0.82	$1.08
Diluted	$0.44	$0.39	$0.82	$1.07

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	As of December 31, 2011	As of December 31, 2010
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,706,216 at December 31, 2011 and $1,901,778 at December 31, 2010)	$1,852,699	$2,000,364
Equity securities at fair value (amortized cost $64,962 at December 31, 2011 and $49,281 at December 31, 2010)	98,046	80,130

Total investments	1,950,745	2,080,494

Cash and cash equivalents	252,300	119,825
Restricted cash and cash equivalents	6,299	16,949
Accrued investment income	19,537	23,022
Premiums receivable, less bad debt allowance of $5,546 at December 31, 2011 and $7,603 at December 31, 2010	160,443	109,987
Reinsurance recoverable for:
Paid losses	10,729	14,415
Unpaid losses	940,840	956,043
Funds held by or deposited with reinsureds	1,102	3,701
Deferred policy acquisition costs	38,470	32,239
Federal income taxes recoverable	2,323	4,048
Deferred income taxes, net	22,108	38,078
Property and equipment, net	11,360	11,712
Intangible assets, net	11,728	13,279
Goodwill	36,192	36,192
Other assets	18,812	20,136

Total assets	$3,482,988	$3,480,120

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,272,363	$2,279,729
Unearned premiums	194,933	149,485
Policyholders’ dividends accrued	3,838	5,218

Total claims and policy liabilities	2,471,134	2,434,432

Commissions and premium taxes payable	28,905	17,313
Accounts payable and accrued expenses	18,241	18,601
Deferred reinsurance gain—LPT Agreement	353,194	370,341
Notes payable	122,000	132,000
Other liabilities	15,878	17,317

Total liabilities	$3,009,352	$2,990,004

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(continued)

	As of December 31, 2011	As of December 31, 2010
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,948,442 and 53,779,118 shares issued and 32,996,809 and 38,965,126 shares outstanding at December 31, 2011, and December 31, 2010, respectively	$540	$538
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	318,989	314,212
Retained earnings	358,143	319,341
Accumulated other comprehensive income, net	116,719	84,133
Treasury stock, at cost (20,951,633 shares at December 31, 2011 and 14,813,992 shares at December 31, 2010)	(320,755)	(228,108)

Total stockholders’ equity	473,636	490,116

Total liabilities and stockholders’ equity	$3,482,988	$3,480,120

Book value per share
Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$473,636	$490,116
Deferred reinsurance gain – LPT Agreement	353,194	370,341

Total equity including deferred reinsurance gain–LPT Agreement (A)	$826,830	$860,457

Shares outstanding (B)	32,996,809	38,965,126
Book value per share (A * 1000) / B	$25.06	$22.08

Employers Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended December 31,
	2011	2010
Operating activities
Net income	$47,763	$62,799
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,388	7,098
Stock-based compensation	3,742	4,053
Amortization of premium on investments, net	7,242	6,105
Allowance for doubtful accounts	(2,057)	(3,611)
Deferred income tax (benefit) expense	(1,576)	4,680
Realized gains on investments, net	(20,161)	(10,137)
Realized (gains) losses on retirement of assets	(155)	420
Change in operating assets and liabilities:
Accrued investment income	3,485	33
Premiums receivable	(48,399)	12,265
Reinsurance recoverable on paid and unpaid losses	18,889	95,720
Funds held by or deposited with reinsureds	2,599	78,638
Federal income taxes recoverable	1,725	44
Unpaid losses and loss adjustment expenses	(7,366)	(145,929)
Unearned premiums	45,448	(9,092)
Accounts payable, accrued expenses and other liabilities	(2,471)	(10,455)
Deferred reinsurance gain–LPT Agreement	(17,147)	(18,233)
Restricted cash and cash equivalents	—	(12,210)
Other	5,266	(5,207)

Net cash provided by operating activities	43,215	56,981
Investing activities
Purchase of fixed maturity securities	(236,633)	(273,833)
Purchase of equity securities	(21,310)	(17,673)
Proceeds from sale of fixed maturity securities	317,365	102,659
Proceeds from sale of equity securities	6,476	17,753
Proceeds from maturities and redemptions of investments	126,902	123,672
Proceeds from sale of fixed assets	396	—
Cash paid for acquisition, net of cash and cash equivalents acquired	—	—
Capital expenditures and other	(4,687)	(1,905)
Restricted cash and cash equivalents provided by (used in) investing activities	10,650	(2,000)

Net cash provided by (used in) investing activities	199,159	(51,327)
Financing activities
Acquisition of treasury stock	(91,975)	(63,592)
Cash transactions related to stock-based compensation	1,019	(1,135)
Dividends paid to stockholders	(8,943)	(9,935)
Payments on notes payable	(10,000)	—

Net cash used in financing activities	(109,899)	(74,662)

Net increase (decrease) in cash and cash equivalents	132,475	(69,008)
Cash and cash equivalents at the beginning of the period	119,825	188,833

Cash and cash equivalents at the end of the period	$252,300	$119,825

Employers Holdings, Inc.

Calculation of Combined Ratio before the Impact of the LPT Agreement

(in thousands, except for percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Net premiums earned	$100,268	$83,565	$363,424	$321,786

Losses and loss adjustment expenses	73,654	56,682	264,663	194,779

Loss & LAE ratio	73.5%	67.8%	72.8%	60.5%

Amortization of deferred reinsurance gain – LPT	$4,163	$4,719	$17,147	$18,233
Impact of LPT	4.2%	5.6%	4.7%	5.7%

Loss & LAE before impact of LPT	$77,817	$61,401	$281,810	$213,012

Loss & LAE ratio before impact of LPT	77.6%	73.5%	77.5%	66.2%

Commission expense	$13,134	$9,416	$45,502	$38,468

Commission expense ratio	13.1%	11.3%	12.5%	12.0%

Dividends to policyholders	$657	$930	$3,423	$4,316

Policyholder dividend ratio	0.7%	1.1%	0.9%	1.3%

Underwriting & other operating expenses	$24,355	$22,894	$101,567	$106,026

Underwriting & other operating expenses ratio	24.3%	27.4%	28.0%	33.0%

Total expenses	$111,800	$89,922	$415,155	$343,589

Combined ratio	111.5%	107.6%	114.2%	106.8%

Total expense before impact of the LPT	$115,963	$94,641	$432,302	$361,822

Combined ratio before the impact of the LPT	115.7%	113.3%	119.0%	112.4%

Reconciliations to Current Accident Period Combined Ratio

Losses & LAE before impact of LPT	$77,817	$61,401	$281,810	$213,012
Plus: Favorable (unfavorable) prior period reserve development	(496)	0	(1,127)	14,130

Accident period losses & LAE before impact of LPT	$77,321	$61,401	$280,683	$227,142

Losses & LAE ratio before impact of LPT	77.6%	73.5%	77.5%	66.2%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.5)	0	(0.3)	4.4

Accident period losses & LAE ratio before impact of LPT	77.1%	73.5%	77.2%	70.6%

Combined ratio before impact of the LPT	115.7%	113.3%	119.0%	112.4%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.5)	0	(0.3)	4.4

Accident period combined ratio before impact of LPT	115.2%	113.3%	118.7%	116.8%